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Exhibit 99.2

Pogo Producing Company
Supplemental Information (Unaudited) *

	Quarter Ended September 30,		Nine Months September 30,
Financial Data (Data in $ thousands, except per share amounts)
	2004	2003	2004	2003
Revenues:
Oil and Gas	364,024	278,484	998,010	887,347
Other	173	848	962	1,804

Total	364,197	279,332	998,972	889,151
Operating Expenses:
Lease Operating	36,334	31,268	103,559	91,811
General & Administrative	18,747	16,936	52,753	45,362
Exploration	5,186	1,432	18,573	5,091
Dry hole and impairment	18,085	4,568	54,550	10,666
Depreciation, depletion and amortization	96,759	79,688	277,212	244,454
Production and other taxes	28,606	8,084	52,380	27,269
Transportation and other	5,452	5,610	15,609	21,002

Total	209,169	147,586	574,636	445,655

Operating Income	155,028	131,746	424,336	443,496

Interest:
Charges	(6,044)	(10,255)	(22,115)	(36,934)
Income	587	446	1,482	1,380
Capitalized	3,441	4,246	11,457	12,377

Total Interest Expense	(2,016)	(5,563)	(9,176)	(23,177)

Loss on Debt Extinguishment	—	(5,893)	(10,893)	(5,893)

Foreign Currency Transaction Gain (Loss)	287	587	1,439	1,149

Income Before Income Taxes	153,299	120,877	405,706	415,575

Income Tax Expense (Benefit)	66,687	53,217	182,265	175,553

Income Before Change in Accounting Principle	86,612	67,660	223,441	240,022

Change in accounting principle	—	—	—	(4,166)

Net Income	86,612	67,660	223,441	235,856

Basic earnings per share
Before change in accounting principle	1.36	1.07	3.50	3.86
Change in accounting principle	—	—	—	(0.07)

Basic earnings per share	1.36	1.07	3.50	3.79

Diluted earnings per share
Before change in accounting principle	1.35	1.06	3.47	3.74
Change in accounting principle	—	—	—	(0.07)

Diluted earnings per share	1.35	1.06	3.47	3.67

Weighted Average Number of Common Shares and Potential Common Shares Outstanding:
Basic shares	63,846	63,379	63,780	62,170
Diluted shares	64,334	63,963	64,323	64,826
Discretionary Cash Flow:
Net Income	86,612	67,660	223,441	235,856
Change in accounting principle	—	—	—	4,166
Depreciation, depletion and amortization	96,759	79,688	277,212	244,454
Deferred Taxes	(10,117)	25,692	(5,366)	32,961
Dry Hole and Impairment	18,085	4,568	54,550	10,666
Exploration	5,186	1,432	18,573	5,091
(Gains) Losses on Property Sales	341	(3)	76	87
Capitalized Interest	(3,441)	(4,246)	(11,457)	(12,377)
Other Noncash	3,043	16,164	17,250	25,953

Total	196,468	190,955	574,279	546,857

*
Supplemental Information should be read in conjunction with Pogo's Quarterly Earnings Release

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  Exhibit 99.2